Exhibit 10.4

Lease Contract

Lessor (“Party A”): Shiyan Nengsheng Industry and Trade Development Co., Ltd.

Lessee (“Party B”): YLAN Technology (Changzhou) Co., Ltd.

On the basis of equity, free will and mutual benefit, this Lease Contract (“this Contract”) is made and entered into by and between Party A and Party B on the leasing of the plant building.

I. Basic Information of the Leased Property

The plant building leased by Party A to Party B is located in the workshop and land of Shiyan Nengsheng Industry and Trade Development Co., Ltd. in Ganghe Industrial Park, Liuliping, Danjiangkou City. The plant building is of steel structure.

For details of the leased workshop and equipment, please refer to the handover form.

II. Start Date and Lease Term of the Plant Building

1. After negotiation between Party A and Party B, the lease term of the plant building for this year is tentatively set as follows:

June 1, 2021 to May 31, 2022.

June 1, 2022 to May 31, 2023.

June 1, 2023 to May 31, 2024.

2. Upon the expiration of the lease term, Party A has the right to reclaim the leased property, and Party B shall return it on time. If Party B needs to continue leasing, it shall submit a written request to Party A one month before the expiration of the lease term. After Party A’s consent, the lease contract shall be renewed. Party B shall have the priority of renewal.

III. Rent Payment Method

The total annual rent shall be RMB 147,900 (In words: RMB One Hundred and Forty-Seven Thousand and Nine Hundred Yuan). In case of contract termination caused by Party B, Party A shall not refund the rent. In case of contract termination caused by Party A, Party A shall be responsible for the losses caused to Party B.

IV. Requirements for Use of Plant Building and Responsibility for Maintenance

1. Party B shall use the leased property reasonably and take good care of the plant building and its ancillary facilities during the lease term. Party B shall use the equipment normally according to the requirements of safe and civilized production and professional operation. If the leased property is damaged or malfunctioned due to improper or unreasonable use by Party B, Party B shall be responsible for the maintenance. If Party B refuses to repair, Party A may repair it on its behalf and the expenses shall be borne by Party B. If the damage is serious and cannot be repaired, Party B shall compensate Party A at the original price.

2. Party A shall ensure that the leased property is in normal usable and safe condition when delivered. Party B shall be responsible for the maintenance, repair and risk of the plant building during the lease term, except for force majeure. If Party B needs to renovate or add ancillary facilities and equipment, it shall obtain the written consent of Party A in advance. If approval from relevant departments is required in accordance with regulations, Party A shall apply for approval from relevant departments before proceeding.

V. Subletting and Return of Plant Building

1. Party B shall not sublet the leased property during the lease term. If Party B sublets the property without authorization during the lease term, the subletting shall be invalid. Party A shall be entitled to immediately reclaim the leased property and will not refund the remaining rent.

2. When the leased property is returned after the expiration of the lease term, it shall be in normal use condition. If it cannot be used normally, Party B shall restore it or compensate for it (except for the case where the leased property cannot be used or scrapped due to regulations of the management department).

VI. Other Relevant Provisions during the Lease Term

1. Both parties shall abide by Chinese laws and regulations and shall not use the plant building lease for illegal activities during the lease term.

2. Party A shall be entitled to supervise and assist Party B in fire protection, safety and health work during the lease term. Party B shall be solely responsible for the salary treatment, insurance benefits, work-related accidents, work safety and other responsibilities of its personnel.

3. During the lease term, Party B can renovate the building according to its own business characteristics, but it shall not damage the original structure of the building. The renovation costs shall be borne by Party B. If Party B does not renew the lease after the expiration of the lease term, Party A will not make any compensation.

4. Party B shall pay the rent and all other payable fees on time during the lease term. If the payment is overdue for more than one week, Party A shall be entitled to charge a 5% late payment fee per day and take measures such as suspending water and electricity supply and terminating this Contract.

5. Party B shall use the outdoor space designated by Party A and shall not randomly place or scatter items. Otherwise, Party A shall be entitled to charge RMB 6/square meter for the area exceeding the designated area. If Party B refuses to rectify the situation, Party A shall be entitled to terminate this Contract. Party B shall not interfere with Party A’s construction on the reserved land. However, it shall not hinder Party B’s production and operation. Otherwise, Party A shall be responsible for the losses caused thereby.

6. Under the same conditions, Party B shall enjoy the preemptive right. If Party A does not rent or renew the lease after the expiration of the lease term, Party B shall move out on time. Otherwise, Party B shall compensate Party A for the losses at the standard of RMB 5,000/day.

VII. Miscellaneous

1. After the signing of this Contract, in the event of changes to either party’s enterprise, both parties can confirm it by affixing their signatures and seals. The original terms of the lease contract shall remain unchanged and continue to be executed until the expiration of the contract term.

2. After the termination of this Contract, Party B shall remove its own items. If it is not completed after 10 days, Party A can dispose of them by itself.

VIII. If any dispute arises during the performance of this Contract, both parties shall resolve it through negotiation. If the negotiation fails, the dispute shall be submitted to the court where this Contract is signed for resolution. Matters not covered herein shall be further agreed upon in a supplementary agreement.

IX. This Contract shall be made in duplicate, with each party holding one copy respectively. This Contract shall take effect upon both affixing their signatures and seals thereto.

E (2022) Danjiangkou City Real Estate No. 0001265		Excursus
Obligee	Shiyan Nengsheng Industry and Trade Development Co., Ltd.	This certificate is reissued
Co-ownership	Sole ownership
Location	Room 101, Building 2, Industrial Park, Group 4, Ganghe Village, Liliping Town, Danjiangkou City, etc., 9 households
Real estate unit No.	420381 104012 **********, etc.
Right type	State-owned construction land use right /house (structure) ownership
Right nature	Transfer/Self-built house
Purpose	Industrial land/Industrial, transportation, warehousing
Area	Total land area 46,933.00m2/Floor area 11,902.27m2
Term of use	State-owned construction land use right from September 15, 2009 to September 14, 2059
Other conditions of rights

Building structure: Mixed structure

1#, Total floors: 1, Area: 6,183.97m2

2#, Total floors: 1, Area: 4,164.64m2

3#, Total floors: 1, Area: 82.14m2

4#, Total floors: 1, Area: 71.66m2

5#, Total floors: 1, Area: 194.94m2

6#, Total floors: 1, Area: 145.23m2

7#, Total floors: 3, Area: 1,059.39m2

Building completion time: 2009

Original real estate certificate numbers: *********